                                                                     EXHIBIT 2.1

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              MCKESSON CORPORATION

                         SPIRIT ACQUISITION CORPORATION

                                       AND

                         D&K HEALTHCARE RESOURCES, INC.

                            DATED AS OF JULY 8, 2005

================================================================================

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                                TABLE OF CONTENTS


                                                                                                                          Page
                                                                                                                          ----
ARTICLE I DEFINITIONS............................................................................................           2
   SECTION 1.01 Definitions......................................................................................           2
ARTICLE II THE OFFER.............................................................................................          12
   SECTION 2.01 The Offer........................................................................................          12
   SECTION 2.02 Company Action...................................................................................          16
   SECTION 2.03 Directors........................................................................................          18
ARTICLE III THE MERGER...........................................................................................          20
   SECTION 3.01 The Merger.......................................................................................          20
   SECTION 3.02 Effective Time; Closing..........................................................................          20
   SECTION 3.03 Effect of the Merger.............................................................................          21
   SECTION 3.04 Certificate of Incorporation; By-laws............................................................          21
   SECTION 3.05 Directors and Officers...........................................................................          22
   SECTION 3.06 Conversion of Securities.........................................................................          22
   SECTION 3.07 Employee Stock Options...........................................................................          23
   SECTION 3.08 Dissenting Shares................................................................................          24
   SECTION 3.09 Surrender of Shares; Stock Transfer Books........................................................          25
   SECTION 3.10 Subsequent Actions...............................................................................          27
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................          27
   SECTION 4.01 Organization and Qualification; Subsidiaries.....................................................          28
   SECTION 4.02 Certificate of Incorporation and By-laws.........................................................          28
   SECTION 4.03 Capitalization...................................................................................          29
   SECTION 4.04 Authority Relative to This Agreement.............................................................          30
   SECTION 4.05 No Conflict; Required Filings and Consents.......................................................          31
   SECTION 4.06 Permits; Compliance..............................................................................          33
   SECTION 4.07 SEC Filings; Financial Statements................................................................          34
   SECTION 4.08 Absence of Certain Changes or Events.............................................................          37
   SECTION 4.09 Absence of Litigation............................................................................          38
   SECTION 4.10 Employee Benefit Plans...........................................................................          39
   SECTION 4.11 Labor and Employment Matters.....................................................................          43
   SECTION 4.12 Offer Documents; Schedule 14D-9; Proxy Statement.................................................          45
   SECTION 4.13 Property and Leases..............................................................................          46
   SECTION 4.14 Taxes............................................................................................          48
   SECTION 4.15 Environmental Matters............................................................................          51
   SECTION 4.16 Action with Respect to Rights Agreement..........................................................          53
   SECTION 4.17 Material Contracts...............................................................................          53
   SECTION 4.18 Insurance........................................................................................          58
   SECTION 4.19 Brokers..........................................................................................          59
   SECTION 4.20 Intellectual Property............................................................................          59
   SECTION 4.21 Accounting or Audit Irregularities...............................................................          63
   SECTION 4.22 Accounts Receivable..............................................................................          64
   SECTION 4.23 Inventory........................................................................................          64
   SECTION 4.24 Healthcare Regulatory and FDA Compliance.........................................................          65
   SECTION 4.25 Secondary Markets................................................................................          67

                                        i

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

   SECTION 4.26 Customers........................................................................................          68
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.................................................          69
   SECTION 5.01 Corporate Organization...........................................................................          69
   SECTION 5.02 Authority Relative to This Agreement.............................................................          69
   SECTION 5.03 No Conflict; Required Filings and Consents.......................................................          70
   SECTION 5.04 Financing........................................................................................          71
   SECTION 5.05 Offer Documents; Proxy Statement.................................................................          71
   SECTION 5.06 Brokers..........................................................................................          72
   SECTION 5.07 Absence of Litigation............................................................................          72
   SECTION 5.08 Company Stock....................................................................................          73
ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER................................................................          73
   SECTION 6.01 Conduct of Business by the Company Pending the Merger............................................          73
ARTICLE VII ADDITIONAL AGREEMENTS................................................................................          77
   SECTION 7.01 Stockholders' Meeting............................................................................          77
   SECTION 7.02 Proxy Statement..................................................................................          78
   SECTION 7.03 Access to Information; Confidentiality...........................................................          79
   SECTION 7.04 No Solicitation of Transactions..................................................................          79
   SECTION 7.05 Employee Benefits Matters........................................................................          84
   SECTION 7.06 Directors' and Officers' Indemnification and Insurance...........................................          85
   SECTION 7.07 Notification of Certain Matters..................................................................          89
   SECTION 7.08 Further Action; Reasonable Efforts...............................................................          89
   SECTION 7.09 Public Announcements.............................................................................          90
ARTICLE VIII CONDITIONS TO THE MERGER............................................................................          90
   SECTION 8.01 Conditions to the Merger.........................................................................          90
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER.....................................................................          91
   SECTION 9.01 Termination......................................................................................          91
   SECTION 9.02 Effect of Termination............................................................................          94
   SECTION 9.03 Fees and Expenses................................................................................          94
   SECTION 9.04 Amendment........................................................................................          95
   SECTION 9.05 Waiver...........................................................................................          96
ARTICLE X GENERAL PROVISIONS.....................................................................................          96
   SECTION 10.01 Nonsurvival of Representations and Warranties...................................................          96
   SECTION 10.02 Notices.........................................................................................          96
   SECTION 10.03 Severability....................................................................................          98
   SECTION 10.04 Entire Agreement; Assignment....................................................................          98
   SECTION 10.05 Parties in Interest.............................................................................          98
   SECTION 10.06 Specific Performance............................................................................          99
   SECTION 10.07 Governing Law...................................................................................          99
   SECTION 10.08 Waiver of Jury Trial............................................................................         100
   SECTION 10.09 Headings........................................................................................         100
   SECTION 10.10 Counterparts....................................................................................         100

   Annex A Conditions to the Offer...............................................................................         A-1

      AGREEMENT AND PLAN OF MERGER, dated as of July 8, 2005 (this "Agreement"), among McKesson Corporation, a Delaware corporation ("Parent"), Spirit Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and D&K Healthcare Resources, Inc., a Delaware corporation (the "Company").

      WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

      WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the shares of common stock, par value $0.01 per share, of the Company, together with the associated Rights (as defined herein) (collectively, "Shares") that are issued and outstanding for $14.50 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

      WHEREAS, the Board of Directors of the Company (the "Board") has approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer;

      WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain of the directors and executive officers of the Company have entered into a Stockholder Support Agreement pursuant to which each such person has agreed to tender the Shares held by such person in the Offer;

      WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein and

      WHEREAS, approval by the Board of the Offer and the Merger constituted the approval required by Section 203(a)(1) of Delaware Law.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      SECTION 1.01 Definitions.

            (a) For purposes of this Agreement:

            "80% Items" means those s.k.u.'s of pharmaceutical products which, individually, have the highest carrying values as would be reflected on a consolidated balance sheet of the Company and the Subsidiaries dated as of the date of Parent's physical inspection of the inventory provided for under Clause
(m) of Annex A and which, in the aggregate, account for not less than eighty percent (80%) of the carrying value of the pharmaceutical inventories of the Company and the Subsidiaries, taken as a whole.

            "Acquisition Proposal" means (i) any proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company or of any Subsidiary or (B) over fifteen percent (15%) of any class of equity securities of the Company or of any Subsidiary; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any Subsidiary; or

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(iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, other than the Transactions.

            "Adjusted Service Level" means the quotient of lines filled plus "manufacturers cannot supply" lines divided by lines ordered. For purposes of this definition, lines for which fifty percent (50%) or fewer of the items ordered are shipped shall be deemed not filled, provided that lines for which a customer is placed on allocation because the customer's orders substantially exceed the customer's customary orders of such line items shall be deemed filled.

            "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

            "beneficial owner", with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly,
(ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject to the passage of time or other conditions) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares.

            "Business Day" means any day, other than a Saturday, Sunday, or a Federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Standard Time.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Company Intellectual Property Rights" means any Intellectual Property Rights: purported to be owned by the Company or any Subsidiary.

            "Company Registered Intellectual Property Rights" means Registered Intellectual Property Rights within the Company Intellectual Property Rights.

            "Company Systems" shall mean all computer, hardware, software, systems, and equipment (including embedded microcontrollers in non-computer equipment) embedded within or required to operate the current products of the Company and the Subsidiaries, and/or material to or necessary for the Company and the Subsidiaries to carry on their businesses as currently conducted.

            "Computer Software" means all computer programs (whether in source code or object code form and including, without limitation, any and all software implementations of algorithms, models and methodologies), and all data bases, compilations and documentation (including, without limitation, user, operator, and training manuals) related to the foregoing.

            "Contract" means any note, bond, mortgage, indenture, contract, agreement, lease license, permit, franchise or other obligation or instrument, whether or not in writing.

            "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

            "Documentation" means a document or documents containing information recording each distribution of any given Drug, from sale by a pharmaceutical manufacturer, through acquisition and sale by any wholesale distributor or repackager, until final sale to a pharmacy or other person administering or dispensing the Drug. The information required to be included in a Drug's Documentation must at least detail the amount of the Drug, its dosage form and strength, its lot numbers, the name and address of each owner of the Drug and his or her signature, its shipping information, including the name and address of each person certifying delivery or receipt of the Drug, and a certification that the recipient has authenticated the Documentation. It must also include the name, address, telephone number and, if available, email contact information of each wholesale distributor involved in the chain of custody of the Drug.

            "Drug" means any drug (including, but not limited to, finished dosage forms or active ingredients) that is subject to, defined by, or described by Section 503(b) of the Federal Food, Drug and Cosmetic Act.

            "Environmental Laws" means any foreign, federal, state, or local laws, regulations, ordinances, requirements of any Governmental Authorities and common law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of, and exposure to, Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary that, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

            "Firm" means an independent accounting firm of national reputation selected by Parent and the Company or, if Parent and the Company are unable, within two (2) Business Days after the Company's notice to Parent of a Dispute, to select the "Firm", then an independent accounting firm of national reputation selected by the primary auditing firms of the Company and Parent.

            "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos, radon, mold and fungus; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

            "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and all rules and regulations promulgated thereunder.

            "Identified Customers" means the two customers of the Company identified in Section 1.1(a) of the Disclosure Schedule.

            "Intellectual Property Rights" means any or all legal rights in, arising out of or associated with any patents, trade secrets, copyrights, trademarks or domain names.

            "knowledge" means the actual knowledge after due and diligent inquiry (and what such person should have known after due and diligent inquiry) of the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President Sales and Business Development, the Vice President, General Counsel and Secretary, the Vice President and Controller, the Vice President Purchasing, the Director of Compliance and the Senior Vice President Operations and Chief Information Technology Officer of the Company (collectively, the "Knowledge Group"); provided, however, that due and diligent inquiry shall not require any member of the Knowledge Group to make inquiry of any person who is not a member of the Knowledge Group.

            "License Agreements" means all material written agreements between the Company or any Subsidiary, and third parties, other than those which have expired or been terminated for reasons unrelated to breach, and in which: (i) such third party has licensed or granted to the Company or any Subsidiary any right to use, exploit, practice, sell or distribute any of such third party's Intellectual Property Rights or Technology ("Inbound License Agreements"); or
(ii) the Company or any Subsidiary (x) has granted to such third party any right to use, exploit, practice, sell or distribute any Company Intellectual Property Rights or Technology, or (y) has agreed to any restriction on the right of Company or any Subsidiary (as the case may be) to use or enforce any Company Intellectual Property Rights or any Technology owned by the Company or any subsidiary ((x) and/or (y), "Outbound License Agreements").

            "Material Adverse Effect" means, when used in connection with the Company or any Subsidiary, any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole; except, in each case, for any such event, circumstance, change or effect resulting from (i) the loss by the Company and/or its Subsidiaries of either or both of the Identified Customers as a result of the Company's failure to obtain consents under the change of control provisions contained in such customers' contracts with the Company, (ii) any seasonal reduction in the revenues or earnings of the Company that is of a magnitude consistent with prior periods, (iii) changes in United States economic, financial market, political or regulatory conditions generally, (iv) changes in the wholesale drug distribution industry (the "Industry"), which do not disproportionately affect the Company as compared to others in the Industry in any material respect, (v) the loss by the Company and/or the Subsidiaries of any customers or employees primarily as a result of (A) any public announcement by Parent or the Company (which, in the case of the Company, is made in accordance with the requirements of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement) or (B) any public announcement by Parent of its intentions with respect to the future conduct of the business of the Company and the Subsidiaries after consummation of the Offer and the Merger, provided that, in case either (A) or (B) above applies, (1) there has been no loss by the Company and/or the Subsidiaries of any customers or employees primarily as a result of (x) misfeasance or malfeasance by the Company, the Subsidiaries or any of their respective officers, directors or employees, (y) pricing action by the Company and/or any Subsidiary disproportionate to general industry pricing or (z) the Company and the Subsidiaries having an Adjusted Service Level of ninety-two percent (92%) or less and (2) such loss or losses in the case of this proviso, individually or in the aggregate, would reasonably be expected to materially and adversely affect the business, operations, condition financial or otherwise or results of operations of the Company and its Subsidiaries, taken as a whole, (vi) any actions taken, or failures to take action, or such other effects, changes or occurrences to which Parent has separately consented in writing or (vii) terrorist activities, war or armed hostilities if the effect thereof would reasonably be expected to be transitory.

            "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

            "Registered Intellectual Property Rights" shall mean Internet domain name registrations and any legal rights in, arising out of or associated with any applications (including written invention disclosures that have not yet been filed) for, or registrations or issuances or grants of, any Intellectual Property Rights before or by any governmental authority responsible for issuing or registering any of the Intellectual Property Rights, other than those which have been formally abandoned or formally allowed to lapse by the Company in the ordinary course of business in accordance with the exercise of reasonable business judgment.

            "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

            "Superior Proposal" means a bona fide, written Acquisition Proposal which the Board determines in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation),
(i) is more favorable to the stockholders of the Company (in their capacities as stockholders) from a financial point of view than the Transactions (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably likely of being completed on the terms proposed on a timely basis; provided that, for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in this Section 1.01 except that any reference to "over fifteen percent (15%) of any class of equity securities" or "fifteen percent (15%) or more of any class of equity securities" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority of the equity securities" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving the Company.

            "Tax" or "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

            "Tax Returns" shall mean all returns, information returns, estimates, reports and other documents relating to Taxes filed or required to be filed with any Governmental Authority.

            "Technology" means all processes, apparatuses, systems, formulae, algorithms, data, models, plans, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions, Computer Software, information or know-how, and other technological subject matter.

            (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term                      Location of Definition
------------                      ----------------------
Action                            4.09
Agreement                         Preamble
Board                             Recitals
Certificate of Merger             3.02
Certificates                      3.09(b)
Company                           Preamble
Company Preferred Stock           4.03
Company Stock Option              3.07
Company Stock Plans               3.07
Confidentiality Agreement         7.03(b)
Completion Date                   Paragraph (l) of Annex A
Delaware Law                      Recitals
Disclosure Schedule               Introduction to Article IV
Dispute                           Paragraph (l) of Annex A
Dispute Resolution Period         Paragraph (l) of Annex A
Dissenting Shares                 3.08(a)
Effective Time                    3.02
Environmental Permits             4.15
ERISA                             4.10(a)
Exchange Act                      2.01(a)
FDA                               4.24.(h)
Fee                               9.03(a)
GAAP                              4.07(b)
Governmental Authority            4.05(b)
Governmental Entity               4.05(b)
HSR Act                           2.01(a)
Indemnified Parties               7.06(a)
Insurance Amount                  7.06(b)
IRS                               4.10(a)
Law                               4.05(a)
Liens                             4.13(b)
Material Contracts                4.17(b)
Merger                            Recitals
Merger Consideration              2.01(a)
Minimum Condition                 2.01(a)
Multiemployer Plan                4.10(b)
Multiple Employer Plan            4.10(b)
Nasdaq                            4.05(b)
Non-Material Computer Software    4.20(b)
Offer                             Recitals

Defined Term                      Location of Definition
------------                      ----------------------
Offer Documents                   2.01(b)
Offer to Purchase                 2.01(b)
Original Directors                2.03
Outlook                           4.07(f)
Parent                            Preamble
Paying Agent                      3.09(a)
Permits                           4.06
Permitted Liens                   4.13(b)
Per Share Amount                  Recitals
Plans                             4.10(a)
Proxy Statement                   4.12
Purchaser                         Preamble
Rights                            4.03
Rights Agreement                  4.03
Schedule 14D-9                    2.02(b)
Schedule TO                       2.01(b)
SEC                               2.01(a)
SEC Reports                       4.07(a)
Securities Act                    4.07(a)
Shares                            Recitals
SOX Act                           4.07(a)
Stockholders' Meeting             7.01(a)
Subsidiary                        4.01(a)
Surviving Corporation             3.03
Tax Claim                         4.14
Transactions                      2.02(a)
2004 Balance Sheet                4.07(c)
WARN Act                          4.11(e)

                                   ARTICLE II

                                    THE OFFER

      SECTION 2.01 The Offer.

            (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.01 and that none of the events set forth in Annex A hereto shall have occurred and be continuing, Purchaser shall commence the Offer as promptly as reasonably practicable (and in any event within ten Business
Days) after the date hereof. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the condition (the

"Minimum Condition") that at least the number of Shares that shall constitute a majority of the then outstanding Shares on an as-if-converted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights)) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of each of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right (i) to waive any such condition, (ii) to increase the price per Share payable in the Offer and (iii) to make any other changes in the terms of the Offer; provided, however, that in the case of clause (iii) no other change may be made which (w) decreases the Per Share Amount payable in the Offer, (x) reduces the maximum number of Shares to be purchased in the Offer, (y) imposes conditions to the Offer in addition to those set forth in Annex A hereto or (z) is otherwise disadvantageous to the stockholders of the Company. Subject to the prior satisfaction or waiver by Parent or Purchaser of the Minimum Condition and the other conditions of the Offer set forth in Annex A hereto, Purchaser shall consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered pursuant to the Offer as soon as practicable after Purchaser is legally permitted to do so under applicable law. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 Business Days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares, shall not be satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer. In addition, if, on the initial scheduled expiration date and each subsequent scheduled expiration date of the Offer, the sole condition or conditions remaining unsatisfied are the failure of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to have expired or been terminated and/or, if there is a Dispute that is pending or continuing, the Dispute Resolution Period shall not have expired , then Purchaser shall extend the Offer from time to time until the fifth Business Day after the later to occur of (i) expiration or termination of the applicable waiting period under the HSR Act or (ii) the expiration of the Dispute Resolution Period. Purchaser may, in its sole discretion, provide a "subsequent offering period" in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Purchaser shall not terminate the Offer prior to any scheduled expiration date (as the same may be extended or required to be extended) without the written consent of the Company except in the event that Purchaser terminates this Agreement pursuant to Section 9.01. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-l(c) under the Exchange Act. If the payment equal to the Per Share Amount in cash (the "Merger Consideration") is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

            (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading and to correct any material omissions, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser agree to provide the Company and its counsel with any comments, whether written or oral, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Parent's or Purchaser's, as the case may be, receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, Parent and Purchaser shall promptly return, and shall cause any depository or paying agent, including the Paying Agent (as hereinafter defined), acting on behalf of Parent and Purchaser, to return all tendered Shares to the registered holders thereof.

      SECTION 2.02 Company Action.

            (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on July 8, 2005, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the "Transactions") are fair to, and in the best interests of, the holders of Shares, (B) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with Delaware Law) and (C) resolved to recommend that the holders of Shares accept the Offer and tender Shares pursuant to the Offer, and approve and adopt this Agreement and the Transactions, and (ii) Citigroup Global Markets, Inc. has delivered to the Board an opinion, which will be confirmed promptly in writing, that the $14.50 per Share dollar amount to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and the Company shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent except as provided in Section 7.04(c). The Company has been advised by its directors and executive officers that they intend either to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer or to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the Transactions.

            (b) As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, except as provided in Section 7.04(c), the recommendation of the Board described in
Section 2.02(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading and to correct any material omissions, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company agrees to provide Parent, Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company's receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

            (c) The Company shall promptly furnish Parent or Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 9.01, shall deliver to the Company all copies of such information then in their possession.

      SECTION 2.03 Directors.Promptly upon the purchase of and payment for any Shares by Parent or Purchaser pursuant to the Offer (provided the Shares so purchased represent at least a majority of the Shares issued and outstanding), Parent shall be entitled to designate such number of directors, rounded to the nearest whole number, on the Board as is equal to the product of the total number of directors on the Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance of Parent's rights under this Section 2.03, the Company shall, upon Parent or Purchaser's request, use all reasonable efforts promptly either to increase the size of the Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected to the Board, and shall take all actions available to the Company to cause Parent's designees to be so elected. At such time, the Company shall also cause persons designated by Parent to have appropriate representation on (i) each committee of the Board, (ii) each board of directors (or similar body) of each Subsidiary and (iii) each committee (or similar body) of each such board. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.03, including mailing to stockholders (as part of the Schedule 14D-9 or otherwise) the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Board (provided that Purchaser shall have provided to the Company on a timely basis all information required to be included with respect to Purchaser's designees). In the event that Parent's designees are elected to the Board, until the Effective Time (as defined below), the Board shall have at least three directors who are directors on the date of this Agreement (the "Original Directors"); provided that, in such event, if the number of Original Directors is reduced below three for any reason whatsoever, any remaining Original Directors (or Original Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Original Directors for purposes of this Agreement or, if no Original Director then remains, the other directors shall designate three persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Purchaser, and such persons shall be deemed to be Original Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Parent's designees are elected to the Board before the Effective Time, the affirmative vote of a majority of the Original Directors shall be required for the Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Purchaser's respective obligations under this Agreement, (d) take any other action by the Board under or in connection with this Agreement, (e) amend the Certificate of Incorporation or Bylaws of the Company or (f) approve any other action by the Company which could adversely affect the interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates (other than the Company and its Subsidiaries)), with respect to the Transactions.

                                   ARTICLE III

                                   THE MERGER

      SECTION 3.01 The Merger.Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company.

      SECTION 3.02 Effective Time; Closing.As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"), in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Embarcadero Center, San Francisco, CA 94111, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

      SECTION 3.03 Effect of the Merger.As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      SECTION 3.04 Certificate of Incorporation; By-laws.

            (a) At the Effective Time, subject to Sections 7.06(b) and (c), the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is D&K Healthcare Resources, Inc."

            (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to Sections 7.06(b) and (c), the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

      SECTION 3.05 Directors and Officers.The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

      SECTION 3.06 Conversion of Securities.At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

            (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.06(b) and any Dissenting Shares (as hereinafter defined), but including restricted Shares (whether vested or unvested) issued under Company Stock Plans (defined below)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.09, of the certificate that formerly evidenced such Share;

            (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

            (c) Each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      SECTION 3.07 Employee Stock Options.Effective as of the Effective Time, the Company shall (i) terminate the Company's Amended and Restated 2001 Long Term Incentive Plan, its 1992 Long Term Incentive Plan and its 1993 Stock Option Plan, each as amended through the date of this Agreement (the "Company Stock Plans"), and (ii) cancel, at the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Plans or otherwise (each, a "Company Stock Option") that is outstanding and unexercised as of such date. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time (whether or not such option has vested) shall be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess, if any, of (x) the Per Share Amount over
(y) the per share exercise price of such Company Stock Option, multiplied by the number of shares of Company Common Stock subject to such Company Stock Option as of the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent. The Company shall take all necessary action to approve the disposition of the Company Stock Options in connection with the Transactions to the extent necessary to exempt such dispositions and acquisitions under Rule l6b-3 of the Exchange Act, and shall take all necessary action to effect the treatment of the Company Stock Plans and Company Stock Options set forth in this Section 3.07, including obtaining all necessary consents.

      SECTION 3.08 Dissenting Shares.

            (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.09, of the certificate or certificates that formerly evidenced such Shares.

            (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company relating to rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

      SECTION 3.09 Surrender of Shares; Stock Transfer Books.

            (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to
Section 3.06(a). For purposes of determining the amount of Merger Consideration to be so deposited, Parent and Purchaser shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

            (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 3.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger

Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

            (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

            (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

      SECTION 3.10 Subsequent Actions.If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Company's disclosure schedule delivered to Parent prior to the execution of this Agreement (the "Disclosure Schedule"), the Company represents and warrants to Parent and Purchaser as set forth below. Each disclosure set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent on its face from the disclosure made.

      SECTION 4.01 Organization and Qualification; Subsidiaries.

            (a) Each of the Company and each subsidiary of the Company ("Subsidiary") is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to have such good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Section 4.01(a) of the Disclosure Schedule lists jurisdictions in which the Company and each Subsidiary is qualified as a foreign corporation.

            (b) Except as disclosed in Section 4.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

      SECTION 4.02 Certificate of Incorporation and By-laws.The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificate of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

      SECTION 4.03 Capitalization.The authorized capital stock of the Company consists of 25,000,000 Shares and 1,000,000 shares of preferred stock, no par value ("Company Preferred Stock"). As of the date hereof, (a) 14,260,856 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 1,249,300 Shares are held in the treasury of the Company, (c) no Shares are held by any Subsidiary or affiliate of the Company, (d) 49,230 Shares are reserved for future issuance pursuant to employee stock options, restricted stock or any stock or stock-related incentive rights to be granted pursuant to the Company Stock Plans, (e) 1,510,666 Shares are issuable upon the exercise of existing options to purchase Shares, and (f) 297,970 Shares are subject to outstanding restricted stock agreements. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03 and Section 4.03 of the Disclosure Schedule, and except for the rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 12, 1998 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as rights agent, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, or any other security exercisable or exchangeable for, or convertible into, any such shares or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations, arrangements or commitments of any character of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares, any other capital stock of, or other equity interest in the Company or any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. There are no bonds, debentures, notes or other indebtedness of the Company or any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any Subsidiary may vote. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

      SECTION 4.04 Authority Relative to This Agreement.The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Assuming the accuracy of the representation and warranty set forth in Section 5.08, the action taken by the Board in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on business combinations contained in Section 203 of the Delaware Law.

      SECTION 4.05 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken, conflict with or violate any federal, state, local or foreign statute, law, ordinance, regulation, rule, agency requirement, code, executive order, injunction, judgment, decree, arbitral award or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), (1) as set forth in Section 4.05 of the Disclosure Schedule and (2) for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise would not reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county, foreign or local governmental, regulatory or administrative authority, agency, instrumentality or commission (a "Governmental Entity") or any court, tribunal, or judicial or arbitral body (together with a Governmental Entity, a "Governmental Authority"), except for
(i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under Delaware Law in connection with the Merger,
(iii) filings permits, authorizations, consents and approvals as may be required under the HSR Act, (iv) the filing with the SEC and the Nasdaq National Market, Inc. ("Nasdaq") of (A) the Schedule 14D-9, (B) the Proxy Statement (as hereinafter defined) if stockholder approval is required by law, (C) the information required by Rule 14f-1 under the Exchange Act and (D) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions, (v) such filings and approvals as may be required by any applicable state securities or blue sky laws, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Offer or the Merger, or otherwise would not reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement, and would not reasonably be expected to have a Material Adverse Effect.

      SECTION 4.06 Permits; Compliance.

            (a) Except as set forth in Part I of Section 4.06 of the Disclosure Schedule, each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Subsidiaries to own, lease and operate its properties and to carry on its business as it is now being conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise would not reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits, is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise would not reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Part II of
Section 4.06 of the Disclosure

Schedule, neither the Company nor any Subsidiary is in conflict with, in default under, or in breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise would not reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect.

      SECTION 4.07 SEC Filings; Financial Statements.

            (a) Except as set forth in Section 4.07(a) of the Disclosure Schedule, the Company has timely filed all forms, reports and documents (including exhibits and other information incorporated therein) required to be filed by it with the SEC since June 30, 2002 (the forms, reports and other documents referred to above being, collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder or the Exchange Act and in the rules and regulations promulgated thereunder, as the case may be, applicable to such SEC Reports, (ii) the SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the expiration of the Offer, then on the date of such filing), complied in all material respects with all requirements of the Securities Act or the Exchange Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder, applicable to such SEC Reports and (iii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC. The SEC Reports included or, with respect to such reports filed after the date hereof, will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the "SOX Act"), and the internal control report and attestation of the Company's outside auditors required by Section 404 of the SOX Act.

            (b) The Company is in compliance in all material respects with the applicable provisions of the SOX Act and the applicable listing and governance rules and regulations of the Nasdaq. The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company is made known to the management of the Company by others within those entities. The Company and each Subsidiary (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary to permit preparation of its financial statements in conformity with GAAP and to maintain accountability for its assets, (c) access to its assets is permitted only in accordance with management's general or specific authorization and (d) the reported accounting for its assets and liabilities is compared with existing assets and liabilities at reasonable intervals. The Company has prepared a plan to comply with the requirements of Section 404 of the SOX Act on the date by which it must comply with such requirements.

Except as set forth in Section 4.07(b) of the Disclosure Schedule, the Company is not aware of any reason it will not comply with the requirements of Section 404 of the SOX Act on the applicable compliance date and has no knowledge of any "significant deficiency" or "material weakness" in the Company's internal controls. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.

            (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, individually or in the aggregate, material).

            (d) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at June 30, 2004, including the notes thereto (the "2004 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since June 30, 2004, which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise would not reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect.

            (e) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

            (f) Set forth on Section 4.07(f) of the Disclosure Schedule is the most recently prepared financial outlook for the Company and Subsidiaries for fiscal year 2006 (the "Outlook"). Management of the Company prepared the Outlook in good faith based upon assumptions it believes are reasonable as of the date hereof; it is understood that all projections are subject to significant uncertainties and that no representation is being made hereby that the projected results will be achieved.

            (g) There are no uninstalled Units that have been recorded into income by the Company or any Subsidiary. For purposes of the immediately preceding sentence, "Units" has the meaning assigned to such term under the Purchasing Agreement by and between Parata Systems, LLC and Spirit effective as of July 21, 2003, as amended by the Addendum to the Purchasing Agreement dated April 30, 2004.

      SECTION 4.08 Absence of Certain Changes or Events.Since June 30, 2004, except as set forth in Section 4.08 of the Disclosure Schedule or in the SEC Reports, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect or the occurrence of any event, circumstance or change that would reasonably be expected to have a Material Adverse Effect, and (c) neither the

Company nor any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section 6.01.

      SECTION 4.09 Absence of Litigation.Except as set forth in Section 4.09(a) of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that
(a) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) seeks to or would, individually or in the aggregate, reasonably be expected to materially delay or prevent the consummation of any Transaction. None of the Company, any Subsidiary or any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that, individually or in the aggregate, would reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise would reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement or would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 4.09(b) of the Disclosure Schedule, none of the Company or any Subsidiary or, to the knowledge of the Company, any of their respective officers, directors or employees, or any vendor or customer of the Company or any Subsidiary, is the subject of, has been named in or has received any notice of any investigation by any Governmental Authority relating to the diversion of any Drugs, or to alleged involvement in unauthorized or unlawful Drug resale, or the distribution or sale of adulterated, misbranded, subpotent, or expired Drugs.

      SECTION 4.10 Employee Benefit Plans.

            (a) Section 4.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, profit sharing, savings, retirement, stock option, stock purchase, restricted stock, incentive, deferred compensation, fringe benefit, perquisite, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs, policies, agreements or arrangements, and all employment, consulting, change in control, termination, severance, retention or other Contracts or agreements (which, in the case of any employment agreement or Contract, is material), whether legally enforceable or not, to which the Company, any Subsidiary or any ERISA Affiliate is a party, with respect to which the Company, any Subsidiary or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer, consultant or director of the Company, any Subsidiary and (ii) any material arrangements, understandings or Contracts between the Company, any Subsidiary or any ERISA Affiliate and any current or former employee, officer, consultant or director of the Company or any Subsidiary including, without limitation, any arrangements, understandings or Contracts relating in any way to a sale of the Company or any Subsidiary (collectively, the "Plans"). Except as set forth in
Section 4.10(a) of the Disclosure Schedule, each Plan is in writing and the Company has furnished to Parent a true and complete copy of each Plan and all amendments thereto, and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description, summary of material modifications and prospectus,
(iii) the most recently filed Internal Revenue Service ("IRS") Form 5500 for the three most recent plan years, (iv) the most recently received IRS determination letter for each Plan that is intended to be qualified under Section 401(a) of the Code, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program, policy, agreement or arrangement, (ii) to enter into any Contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement or by Law.

            (b) Except as set forth in Part I of Section 4.10(b) of the Disclosure Schedule, neither the Company, any Subsidiary, or any ERISA Affiliates has any obligation under a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as set forth in Part I of Section 4.10(b) of the Disclosure Schedule, neither the Company nor any Subsidiary would incur any multiemployer withdrawal liability were either to withdraw or partially withdraw from any multiemployer plan. Except as set forth in Part II of Section 4.10(b) of the Disclosure Schedule, none of the Plans (i) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (ii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Except as set forth in Part II of
Section 4.10(b) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, consultant or director or
(B) require the immediate funding or financing of any compensation or benefits. Except as set forth in Part III of Section 4.10(b) of the Disclosure Schedule, or as required by Part 6 of Title I of ERISA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or consultant of the Company or any Subsidiary. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

            (c) Except as set forth in Section 4.10(c) of the Disclosure Schedule, each Plan is now and has been operated in all respects in accordance with its terms and in all material respects in accordance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as set forth in Section 4.10(c) of the Disclosure Schedule, the Company and the Subsidiaries and, to the knowledge of the Company, any ERISA Affiliate, have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action or audit by any Governmental Entity is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such Action or audit.

            (d) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

            (e) Except as set forth in Section 4.10(e) of the Disclosure Schedule, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. None of the Company, any Subsidiary or any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA, including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or
(ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability. Except as set forth in Section 4.10(e) of the Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

            (f) Except as set forth in Section 4.10(f) of the Disclosure Schedule, all contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.

            (g) Neither the Company, nor any Subsidiary has used the services of workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Plans or the imposition of penalties or excise taxes with respect to such plans by the IRS or the U.S. Department of Labor.

            (h) Except as set forth in Section 4.10(h) of the Disclosure Schedule, no amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code by reason of the transactions contemplated by this Agreement or otherwise.

      SECTION 4.11 Labor and Employment Matters.

            (a) Except as set forth in Section 4.11(a) of the Disclosure Schedule, (i) there are no controversies, lawsuits, actions, grievances, investigations or charges pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which, individually or in the aggregate, would reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise would reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement or would reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other Contract with a labor union applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there currently any activities or proceedings of any labor union to organize any such employees nor have there been any such activities for the past five (5) years; (iii) to the knowledge of the Company, neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or Contract, and there are no grievances outstanding against the Company or any Subsidiary under any such collective bargaining agreement or Contract; (iv) to the knowledge of the Company, there are no unfair labor practice complaints pending against the Company or any

Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary nor has there been any such occurrence for the past five (5) years.

            (b) The Company and the Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining, discrimination, plant closures, layoffs and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. To the knowledge of the Company, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. Except as set forth in Section 4.11(b) of the Disclosure Schedule, to the knowledge of the Company, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal

Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person.

            (c) The Company and its Subsidiaries are and have been in compliance with all notice and other requirements of the Worker Adjustment and Retaining Notification Act (the "WARN Act") and any similar state or local statute. Except as set forth in Section 4.11(c) of the Disclosure Schedule, no employee of the Company or its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) during the ninety (90)-day period prior to the execution of this Agreement; provided however, that the Company will update this disclosure as necessary to reflect all "employment losses" in the ninety (90)-day period prior to the Effective Time, other than "employment losses" caused by Purchaser.

      SECTION 4.12 Offer Documents; Schedule 14D-9; Proxy Statement.Neither the Schedule l4D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Parent or Purchaser or any of their representatives for inclusion in any of the foregoing documents. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

      SECTION 4.13 Property and Leases.

            (a) The Company and the Subsidiaries have good and marketable title to all their properties and assets required to conduct their respective businesses as currently conducted, with only such exceptions as would not reasonably be expected to have a Material Adverse Effect.

            (b) Part I of Section 4.13(b) of the Disclosure Schedule sets forth a list of each parcel of real property owned by the Company or any Subsidiary. Except as set forth in Part II of Section 4.13(b) of the Disclosure Schedule, each parcel of real property owned or leased by the Company or any Subsidiary
(i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges, easements, rights of way or other encumbrance to title, or any option, right of first refusal, or right of first offer or other claims of third parties of any kind (collectively, "Liens"), other than (A) statutory Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances that, together with the Liens described in Clauses (A) through (C), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

            (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party, and all amendments and modifications thereto, are, except as set forth on Section 4.13(c) of the Disclosure Schedule, in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary, except as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise would not reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect.

            (d) There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Subsidiary for the purposes for which it is currently being used, except where the existence of such restrictions, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Subsidiary other than those that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise would not reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect.

      SECTION 4.14 Taxes.Each of the Company and the Subsidiaries have timely filed (or there has been filed on their behalf) all material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete, and have timely paid and discharged all material Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the 2004 Balance Sheet. No Governmental Authority has proposed, asserted or assessed against the Company or any Subsidiary any deficiency or claim for any Taxes which has not subsequently been paid in full; there are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims, or administrative or other proceedings relating to Taxes or any Tax Returns of the Company or any Subsidiary (each, a "Tax Claim" and collectively "Tax Claims") now pending; and neither the Company nor any Subsidiary has received any notice of any proposed Tax Claims. Neither the Company nor any Subsidiary has granted any waiver of or comparable consent regarding any statute of limitations with respect to, or any extension of a period for the assessment of any Tax. The reserve for Taxes set forth on the face of the 2004 Balance Sheet (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) are adequate for the payment of Taxes not yet due and payable, as determined in accordance with GAAP, and since the date of the 2004 Balance Sheet neither the Company nor any Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. There are no Tax liens upon any property or assets of the Company or any Subsidiary except statutory liens for current Taxes not yet due. Except as set forth in Section 4.14 of the Disclosure Schedule, no power of attorney granted by or with respect to the Company or any Subsidiary relating to Taxes is currently in force. Except as set forth in Section 4.14 of the Disclosure Schedule, neither the Company nor any Subsidiary is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in Section 4.14 of the Disclosure Schedule, there are no limitations on the ability of the Company or any Subsidiary to utilize or carry forward any net operating loss pursuant to Code Section 382 (or any corresponding or similar provision of state, local or foreign Tax law), nor any limitations with respect to any Tax attribute described in Code Section 383 (or any corresponding or similar provision of state, local or foreign Tax law). Except as set forth in the financial statements described in Section 4.07, neither the Company nor any of the Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code. Except as set forth in
Section 4.14 of the Disclosure Schedule, neither the Company nor any Subsidiary has received any ruling from any Governmental Authority relating to Taxes and no closing agreement pursuant to Section 7121 of the Code (or similar provisions of state, local or foreign law) has been entered into by or with respect to the Company or any Subsidiary. No jurisdiction where the Company or any Subsidiary does not file a Tax Return has made a claim that the Company or any Subsidiary is required to file a Tax Return for such jurisdiction. Each of the Company and the Subsidiaries has complied with all applicable rules and regulations relating to the withholding of Taxes and has withheld and paid over to the relevant Governmental Authority all Taxes required to have been withheld and paid, including, without limitation, withholding in connection with payments to employees, independent contractors, creditors, stockholders or other third parties. The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign law (other than a group, the common parent of which is the Company). Neither the Company nor any Subsidiary is liable for any Tax imposed on any other person or entity under Treasury Regulation Section 1.1502-6 for any similar provision of state, local, or foreign tax law) as a transferee or successor, or is bound by or has any obligation under any Tax sharing, Tax indemnification, or similar agreement, contract or arrangement, whether written on unwritten. Neither the Company nor any Subsidiary was or will be required to include any item of income in, or exclude any item of deduction from, taxable income for (i) the taxable year of the Company ending on June 30, 2005 or (ii) any taxable period (or portion thereof) ending on or after the date on which the Effective Time occurs, respectively, as a result of any intercompany transaction, deferred intercompany gain or excess loss account as described in Treasury Regulations under Code
Section 1502 (or any corresponding or similar provision of state, local or foreign Tax law). During the five (5)-year period ending on the date hereof, neither the Company nor any Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution of stock to any person qualifying for tax-free treatment under Section 355 of the Code, either in the two (2) years prior to the date of this Agreement, or in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated under this Agreement. The Tax Returns of the Company and the Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including June 30, 2001, and as of the date hereof no material adjustments have been asserted as a result of such examinations which have not been resolved and fully paid, or reserved on the financial statements in accordance with GAAP. Neither the Company nor any Subsidiary has engaged in any transaction that gives rise to (i) a registration obligation with respect to any person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a "reportable transaction" under Section 6011 of the Code and the regulations thereunder. Except as set forth in Section 4.14 of the Disclosure Schedule, neither the Company nor any subsidiary or affiliate of the Company has or participates in any deferred compensation or other agreements, arrangements or plans subject to the application of Section 409A of the Code ("Section 409A Plans"), and any such Section 409A Plans which the Company or any subsidiary or affiliate of the Company has or participates in is full compliance with the requirements of Section 409A of the Code taking into account the provisions of Internal Revenue Service Notice 2005-1 and any other rules, regulations or guidance promulgated under Section 409A of the Code.

      SECTION 4.15 Environmental Matters.Except as described in Section 4.15 of the Disclosure Schedule or that would not reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any Subsidiary has violated and is in violation of any Environmental Law and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with compliance with Environmental Laws in the future; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) neither the Company nor any Subsidiary is actually, or, to the knowledge of the Company, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) neither the Company nor any Subsidiary is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens or Actions); (e) the Company and the Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits");
(f) the Company and the Subsidiaries have always been and are in compliance with its Environmental Permits and, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any Action against the Company, any Subsidiary or against any person or entity whose liability the Company or any Subsidiary has retained or assumed either contractually or by operation of law, or that otherwise could result in any costs or liabilities under Environmental Law; and (g) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. The Company has provided to Parent all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company and its Subsidiaries regarding environmental matters pertaining to the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.

      SECTION 4.16 Action with Respect to Rights Agreement.The Board has taken all necessary action with respect to the Rights Agreement so that (a) none of the execution or delivery of this Agreement, the making of the Offer, the acceptance for payment of Shares by Purchaser pursuant to the Offer, the consummation of the Merger, the purchase of Shares or the consummation of any other Transaction will result in (i) the Rights becoming exercisable, or (ii) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Shares, and (b) the Rights will expire pursuant to the terms of the Rights Agreement at the Effective Time.

      SECTION 4.17 Material Contracts.

            (a) The corresponding subsections of Section 4.17 of the Disclosure Schedule contain a list or a description of all of the following Contracts to which the Company or any Subsidiary is a party or to which the Company, any Subsidiary or any of their respective properties or other assets is subject:

                  (i) Advertising Contracts requiring or which would reasonably be expected to require payments or expenditures by the Company or any Subsidiary in excess of $100,000 in any twelve (12)-month period;

                  (ii) Contracts with any Governmental Authority;

                  (iii) Contracts (A) under which the Company or any Subsidiary has incurred any indebtedness for borrowed money that is currently outstanding and has a principal amount in excess of $100,000, (B) in respect of the indebtedness or other obligations of any third party, including, without limitation any guarantee thereof or similar arrangement by the Company or any Subsidiary, (C) granting or pursuant to which is created or granted a Lien (other than a Lien described in clauses (A) through (C) of the definition of Permitted Liens) on any of the properties or assets of the Company or any Subsidiary, (D) associated with off balance sheet financing, including but not limited to arrangements for the sale of receivables and (E) relating to any interest rate, currency or commodity derivative, swap or hedging transaction;

                  (iv) Contracts containing (I) a covenant not to compete
            applicable to the Company or any Subsidiary, (II) any other covenant limiting or restricting (or purporting to limit or restrict) the freedom of the Company or any Subsidiary (A) to develop, manufacture, market, distribute or sell any products or services or to extend in the future any line of products or services into other forms, (B) to enter into or compete in any line of business or geographic area or with any person or (C) to hire any individual or entity or group of individuals or entities, (III) any other covenant limiting or restricting (or purporting to limit or restrict) the Company or any Subsidiary from transacting any business or dealing in any manner with any other person or entity or (IV) Contracts which, after the consummation of the transactions contemplated by this Agreement, would have the effect of creating or imposing on, or otherwise making applicable to, the Company or any Subsidiary any of the restrictions or limitations described in the foregoing;

                  (v) Power of attorney or Contracts that result (or would
            reasonably be expected to result) in any person or entity holding a power of attorney from the Company or any Subsidiary;

                  (vi) License Agreements and any other Contracts pursuant to which the Company or any Subsidiary obtains from a third party the right to use, exploit, practice, sell or distribute Intellectual Property Rights of or controlled by a third party or the Company grants to a third party the right to use, exploit, practice, sell or distribute Intellectual Property Rights, confidential information or other proprietary rights and process of the Company or any Subsidiary;

                  (vii) Contracts for employment required to be listed in
            Section 4.10(a) of the Disclosure Schedule and collective bargaining agreements and other Contract with any labor union or association representing employees of the Company or any Subsidiary;

                  (viii) (I) Management, service, consulting and other similar type of Contracts that are in writing and (II) material management, service, consulting and other similar type of Contracts that are not in writing, (excluding, in the case of Clauses (I) and (II), Contracts for employment listed in Section 4.17(a) of the Disclosure Schedule pursuant to subsection (vii) above);

                  (ix) (I) Contracts with customers (including, without
            limitation, group purchasing organizations, buying groups or similar organizations), suppliers, distributors or other sales representatives likely to involve consideration of more than $500,000;

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

                  (x) Contracts pursuant to which the Company or any Subsidiary has received or which would reasonably be expected to receive payments in respect of services provided to pharmaceutical suppliers or suppliers of medical or surgical goods;

                  (xi) Contracts relating to the consignment or warehousing of inventory or products of the Company or any Subsidiary;

                  (xii) Contracts establishing, creating or relating to any
            partnership, joint venture, limited liability company, limited liability partnership or similar entity;

                  (xiii) Contracts providing for "earn-outs", "savings
            guarantees", "performance guarantees", or other contingent payments by the Company or any Subsidiary which would reasonably be expected to be in excess of $100,000 during any twelve (12)-month period;

                  (xiv) Contracts with any director, officer, employee or
            affiliate of the Company or any Subsidiary or, to the knowledge of the Company, any stockholder of the Company or, in each case, any immediate family member thereof (excluding Contracts for employment listed in Section 4.17(a) of the Disclosure Schedule pursuant to subsection (vii) above);

                  (xv) Contracts in respect of (A) the lease or sublease of any real or personal property, (B) the sale or purchase of any real property and (C) the release, transportation or disposal of Hazardous Materials, or the clean-up, abatement or other action relating to Hazardous Materials or Environmental Laws;

                  (xvi) Contracts pursuant to which the Company or any
            Subsidiary receives or would reasonably be expected to receive payments of administrative fees from pharmaceutical suppliers or suppliers of medical or surgical goods;

                  (xvii) Individual Contracts or groups of related Contracts pursuant to which a customer (including, without limitation, group purchasing organizations, buying groups or similar organizations) and/or its affiliates purchase both distribution services and automation products or other technology from the Company or any Subsidiary;

                  (xviii) Contracts in connection with which the Company or any
            Subsidiary may receive personal health information (as such term is defined in HIPAA);

                  (xix) Contracts pursuant to which the Company or, to the
            Knowledge of the Company, any Subsidiary has assigned any of its rights with respect to any antitrust or similar claims with respect to branded pharmaceuticals products;

                  (xx) Stock purchase agreements, asset purchase agreements or other acquisition or divestiture Contracts relating to material transactions since January 1, 2002; and

                  (xxi) All other Contracts, whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of their respective businesses, or the absence, breach or termination of which, individually or in the aggregate, would reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise would reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement or would reasonably be expected to have a Material Adverse Effect.

            (b) The Contracts required to be listed or described on Schedule 4.17(a) of the Disclosure Schedule are referred to herein as "Material Contracts". Except as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise would not reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect and except as set forth in Section 4.17(b) of the Disclosure Schedule, (i) each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Subsidiaries are not in receipt of any claim of default under any Material Contract; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute default, give rise to cancellation rights, result in the acceleration of any obligation or the creation of any Lien or otherwise would reasonably be expected to adversely affect any of the Company's rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts that have not been filed with the SEC and included in the Exhibits Index to the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 2004, including any amendments thereto.

      SECTION 4.18 Insurance.

            (a) Section 4.18(a) of the Disclosure Schedule sets forth, with respect to each insurance policy, other than insurance policies relating to Plans under which the Company or any

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

Subsidiary is insured, a named insured or otherwise the principal beneficiary of coverage which is currently in effect, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged.

            (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) all premiums due and payable to date under such policy have been paid; and (iii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

            (c) At no time subsequent to January 1, 2001 has the Company or any Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested or (ii) made any material reduction in the scope or amount of its insurance coverage.

      SECTION 4.19 Brokers. No broker, finder or investment banker (other than Citigroup Global Markets Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Citigroup Global Markets, Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

      SECTION 4.20 Intellectual Property.

            (a) Ownership of Intellectual Property Rights. Section 4.20(a) of the Disclosure Schedule lists all Company Registered Intellectual Property Rights, identifying in

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

each case the inventors/authors, status, filing date, and issuance/registration/grant date, and prosecution status thereof. The Company or the Subsidiaries own all right, title, and interest (including the sole right to enforce) free and clear of all encumbrances in and to all Company Intellectual Property Rights, and with respect to Company Registered Intellectual Property Rights is listed in the records of the appropriate United States, state or foreign authority as the sole owner for each item thereof.

            (b) Software. For purposes of this section, "Company Software" means all Computer Software (other than Computer Software that is generally available on nondiscriminatory pricing terms and which has an individual acquisition cost of $1000 or less, hereafter "Non-Material Computer Software") that was developed by or for, is owned by, or otherwise used in the business of the Company or the Subsidiaries. Except as set forth on Section 4.20(b) of the Disclosure Schedule:
(i) no source code for any Company Software owned by the Company or any Subsidiary has been disclosed, delivered, licensed, or is subject to any source code escrow obligation, to a third party; and (ii) no portion of the Company Software is subject to any "open source" license (whether to or from a third party).

            (c) Licenses. Except as set forth on Section 4.20(c) of the Disclosure Schedule: (i) Each License Agreement is valid and binding on all parties thereto and enforceable in accordance with its terms; (ii) none of the Outbound License Agreements from the Company or any Subsidiary grants any third party exclusive rights, or the right to sublicense, under any Company Intellectual Property Rights; (iii) the Company and the Subsidiaries have not performed any act, or permitted any omission, that would give rise to a right of termination under any License Agreements; (iv) to the knowledge of the Company, no other party to any License

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

Agreement has performed any act, or permitted any omission, that would give rise to a right of termination thereunder.

            (d) No Restrictions. There are no forbearances to sue, consents, judgments, orders or similar obligations, other than the License Agreements, that do or may: (i) restrict the rights of the Company and any Subsidiary to use or enforce any Intellectual Property Rights; (ii) restrict the conduct of the business of the Company and any Subsidiary in order to accommodate a third party's Intellectual Property Rights; or (iii) grant any third party any right with respect to any Company Intellectual Property Rights.

            (e) No Infringement by Company. Except as set forth on Section 4.20(e) of the Disclosure Schedule: (i) to the knowledge of the Company, there are no allegations, claims or notices to the effect that the conduct of the business of the Company or any Subsidiary, or any act, product or service thereof, has, does or may infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices; and (ii) neither the Company nor any Subsidiary has obtained opinions or memoranda of counsel relating to infringement, validity or enforceability of any third party Intellectual Property Rights.

            (f) No Third Party Infringers. To the knowledge of the Company, no third party has infringed or misappropriated, or is likely to infringe or misappropriate, any Company Intellectual Property Rights.

            (g) Validity and Enforceability. To the knowledge of the Company:
(i) the Company Intellectual Property Rights are subsisting, in full force and effect, are valid and enforceable, and (in the case of Company Registered Intellectual Property Rights) have not expired or been cancelled or abandoned, except where such expiration, cancellation or abandonment is consistent with the exercise of reasonable business judgment; (ii) neither the Company nor any Subsidiary has done, or failed to do, any act or thing which may prejudice the validity or enforceability of any Company Intellectual Property Rights; (iii) all necessary registration, maintenance and renewal fees currently due have been made, and all necessary documents, recordations and certificates have been filed, for the purposes of maintaining such Registered Company Intellectual Property Rights; and (iv) each of the patents and patent applications within the Company Registered Intellectual Property Rights has been prosecuted in compliance with all applicable rules, policies, and procedures of the United States Patent and Trademark Office or applicable foreign patent agencies

            (h) Third Party Developers. All Technology developed by a third party (including any current or former employee of the Company or any Subsidiary) for the Company or any Subsidiary: (i) was developed pursuant to a written agreement with such third party covering such Technology; and (ii) the Company and the Subsidiary, pursuant to such agreement, have either: (x) obtained sole ownership of, and the sole right to enforce, all Intellectual Property Rights arising therefrom; or (y) obtained a valid and unrestricted right to exploit all Intellectual Property Rights relating thereto.

            (i) Trade Secrets. Except as set forth on Section 4.20(j) of the Disclosure Schedule: (i) the Company and the Subsidiaries have taken all necessary steps to protect their trade secrets, and any trade secrets of third parties provided thereto, according to the laws of the applicable jurisdictions where such trade secrets are developed, practiced or disclosed; (ii) the Company and the Subsidiaries have used commercially reasonable efforts to enforce a policy requiring parties having access to such trade secrets to execute a written agreement which provides reasonable protection for such trade secrets and which does not allow use or disclosure of such trade secrets by the recipient upon the expiration of any specified period of time; (iii) except pursuant to such agreements, there has been no disclosure by the Company or any Subsidiary of any such trade secrets; and (iv) to the knowledge of the Company, no party to any such agreement is in breach thereof.

      SECTION 4.21 Accounting or Audit Irregularities.Except as set forth in
Section 4.21 of the Disclosure Schedule, from June 30, 2001 to the date hereof, none of the Company, any Subsidiary or, to the Company's knowledge, any director, officer or auditor of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether made in writing or made orally to any director, officer or auditor of the Company or any Subsidiary, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's Board of Directors or any committee thereof or to any director or officer of the Company. From June 30, 2004 to the date hereof, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Company's Board of Directors or any committee thereof.

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

      SECTION 4.22 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the 2004 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with SEC regulations and GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims. The Company's reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices. Since June 30, 2004, neither the Company nor any of its Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of its Subsidiaries sell goods, fill orders or record sales.

      SECTION 4.23 Inventory. The inventories of the Company and each Subsidiary, whether or not shown on the 2004 Balance Sheet or thereafter acquired by the Company or any Subsidiary, consisted of items of a quantity and quality usable or salable in the ordinary course of business, consistent with past practice. Since the date of the 2004 Balance Sheet, the Company and the Subsidiaries have continued to replenish inventories in a normal and customary manner consistent with past practices. Neither the Company nor any Subsidiary has received written or oral notice that it will experience in the foreseeable future any material difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the products it distributes. The values at which inventories are carried reflect the inventory valuation policy of the Company and the Subsidiaries, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since the date of the 2004 Balance Sheet, due provision has been made on the books of the Company and the Subsidiaries in the ordinary course of business, consistent with past practice

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

and in accordance with GAAP applied on a consistent basis, to provide for all slow-moving, obsolete, or unusable inventories and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of the date hereof, the Company's and the Subsidiaries' inventory on hand and commitments to purchase inventory do not exceed, in the aggregate, an amount greater than $600,000,000.

      SECTION 4.24 Healthcare Regulatory and FDA Compliance.

            (a) Each of the Company and the Subsidiaries is and has been conducted in material compliance with all applicable Laws (including, without limitation, Laws relating to Medicare, Medicaid and confidentiality of health information).

            (b) Except as set forth on Section 4.24(b) of the Disclosure Schedule, none of the Company, its Subsidiaries or their respective officers, directors, or employees has been charged with or, to the knowledge of the Company, is now under investigation with respect to a violation (with respect to Company and the Subsidiaries) of any applicable Law, including without limitation any Medicare, Medicaid or other Federal Health Care Program-related offense.

            (c) Except as set forth on Section 4.24(c) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to, or bound by, any order or corporate integrity agreement or other formal or informal agreement with any Governmental Authority. Each of the Company and the Subsidiaries has filed all material reports required to be filed with any Governmental Authority, and all such reports are accurate and complete in all material respects.

            (d) None of the Company, any Subsidiary or any of their respective officers, directors or employees (i) has been debarred, excluded or suspended from participation in Medicare, Medicaid or other Federal Health Care Program (as defined under the Social Security Act, as amended); (ii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security

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Act; or (iii) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

            (e) None of the Company, any Subsidiary or any of their respective officers, directors or employees has engaged in any activity which is in violation of the federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. Section 1071 et seq.), the False Claims Act (31 U.S.C.
Section 3729 et seq.), the False Statements Accountability Act (18 U.S.C.
Section 1001), the Program Fraud Civil Remedies Act (31 U.S.C. Section 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. Sections 1035 and 1347), or related regulations or other federal or state laws and regulations, including, but not limited to, the following: (A) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or kind (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Federal Health Care Program (as defined under the Social Security Act, as amended); or (2) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Federal Health Care Program (as defined under the Social Security Act, as amended); or (B) any other activity which violates any state or federal law relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with

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the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program (as defined under the Social Security Act, as amended).

            (f) To the knowledge of the Company, no person has filed or threatened to file against the Company or any Subsidiary an action under any federal or state whistleblower statute, including, without limitation, under the federal False Claims Act (31 U.S.C. Section 3730).

            (g) The business and operations of each of the Company and each Subsidiary are in compliance in all material respects with all applicable Laws relating to patient or individual health care information, including, without limitation, the Administrative Simplification requirements of HIPAA.

            (h) Each of the Company and each Subsidiary is in compliance, in all material respects, with all applicable statutes, rules, regulations, standards, guidelines, policies and orders (including, without limitation, with respect to radioactive, hazardous or toxic pharmaceuticals) administered or issued by the U.S. Food and Drug Administration (the "FDA") and by all other applicable federal, state or local entities regulating any drug, medical device, biologic, radioactive, hazardous or toxic pharmaceuticals or any other item regulated under such or similar laws. The Company has no knowledge of any act or omission that would furnish a reasonable basis for the FDA or other federal, state or local governmental entity to issue to the Company or any Subsidiary a Warning Letter, untitled letter, Section 305 notice or other similar communication that calls, or may call, regulatory compliance into question.

      SECTION 4.25 Secondary Markets.

            (a) The Company has provided to Parent a list of all persons from whom the Company or a Subsidiary has purchased any Drugs, other than the manufacturer thereof, since

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July 1, 2003. The Company and its Subsidiaries have received all Documentation with respect to Drugs purchased from persons other than the manufacturer thereof that is required by applicable Law, has authenticated such Documentation in accordance with applicable Law and has retained such Documentation or copies thereof in accordance with Applicable Law.

            (b) The Company has provided to Parent a list of all wholesale distributors (as such term is defined in the Federal Prescription Drug Marketing
Act) to whom the Company or a Subsidiary has sold any Drug since July 1, 2003. The Company and its Subsidiaries have provided all Documentation, if any, regarding the sale of such Drugs as required by and in accordance with applicable Law.

      SECTION 4.26 Customers. Section 4.26(a) of the Disclosure Schedule sets forth a list of the top 20 customers (by dollar volume and excluding national accounts and dock-to-dock sales) of the Company and the Subsidiaries for the twelve (12)-month period ended March 31, 2005 and Section 4.26(b) of the Disclosure Schedule sets for a list of the top 20 customers (by dollar volume and including only national accounts and dock-to-dock sales) of the Company and the Subsidiaries for the twelve (12)-month period ended March 31, 2005. No such customer has canceled or otherwise terminated, or communicated to the Company or any Subsidiary that it intends to cancel or otherwise terminate, its relationship with the Company and/or any Subsidiary, or has decreased materially its usage of the services or products of the Company or any Subsidiary, and to the Company's knowledge, no such customer intends to cancel or otherwise terminate its relationship with the Company or any Subsidiary or to decrease materially its usage of the services or products of the Company or any Subsidiary; provided, however, that after the date hereof, no such cancellation, termination, communication or decrease

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shall result in a breach of this Section 4.26 unless such cancellation, termination, communication or decrease would reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

      SECTION 5.01 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

      SECTION 5.02 Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect,

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affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      SECTION 5.03 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Transactions or otherwise would not reasonably be expected to prevent Parent and Purchaser from performing their material obligations under this Agreement.

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            (b) The execution and delivery of this Agreement by Parent and
Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority on the part of Parent or Purchaser, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under Delaware Law in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act, (iv) the filing with the SEC and the Nasdaq of (A) the Schedule TO, (B) the Proxy Statement if stockholder approval is required by law, (C) the information required by Rule 14f-1 under the Exchange Act and (D) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions, (v) such filings and approvals as may be required by any applicable state securities or blue sky laws, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Transactions, or otherwise would not reasonably be expected to prevent Parent or Purchaser from performing their material obligations under this Agreement.

      SECTION 5.04 Financing. Parent has and will have through the Effective Time access to sufficient funds to permit Purchaser to consummate all the Transactions, including, without limitation, acquiring all the outstanding Shares in the Offer and the Merger.

      SECTION 5.05 Offer Documents; Proxy Statement. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make

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

the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

      SECTION 5.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

      SECTION 5.07 Absence of Litigation. There is no Action pending or, to the knowledge of Parent and the Purchaser, threatened against Parent or the Purchaser, or any property or asset of Parent or the Purchaser, before any Governmental Authority that seeks to materially delay or prevent the consummation of any Transaction. Neither Parent nor the Purchaser nor any property or asset of Parent or the Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent or the Purchaser, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that, individually or in the aggregate, would reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise would reasonably be expected to prevent or materially delay Parent or the Purchaser from performing their material obligations under this Agreement.

      SECTION 5.08 Company Stock. Each of Parent and Purchaser is not, nor at any time during the last three (3) years has it been, an "interested stockholder" of the Company as defined in Section 203 of Delaware Law. Each of Parent and Purchaser does not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 6.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, except (a) as expressly contemplated by this Agreement and Section 6.01 of the Disclosure Schedule, (b) in the ordinary course of business consistent with past practice which would not require the approval of the Board or (c) as agreed in writing by Parent, after the date hereof, the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations, and neither the Company nor any Subsidiary shall, directly or indirectly, do, or propose to do, any of the following:

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            (c) amend or otherwise change or modify its Certificate of
Incorporation or By-laws or equivalent organizational documents;

            (d) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 1,808,636 Shares issuable pursuant to options, restricted stock or other equity awards outstanding on the date hereof under the Company Stock Plans and other agreements), or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

            (e) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for cash dividends paid in amounts and at times consistent with past practice;

            (f) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

            (g) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, any real property or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past

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practice; (iii) enter into, amend, modify or terminate any derivative, swap or hedging arrangement or Contract; (iv) enter into any Contract or agreement other than in the ordinary course of business and consistent with past practice; (v) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and the Subsidiaries taken as a whole; or (vi) enter into, amend or modify any Contract, commitment or arrangement with respect to any matter set forth in this Section 6.01(g), except, with respect to matters described in clauses (ii) or (iv) of this
Section 6.01(g) in the ordinary course of business and consistent with past practice;

            (h) hire or terminate any employee except in the ordinary course of business consistent with past practice or increase the salary, bonus or other compensation payable or to become payable or the benefits (including, fringe benefits or perquisites) provided to its current or former directors, officers, other employees or consultants, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company, or grant or increase any bonus, incentive compensation, retention payments, severance change-in-control or termination pay to, or enter into, amend or modify any employment, consulting, change-in-control or severance agreement with, any current or former director, officer, other employee or consultant of the Company or of any Subsidiary, or establish, adopt, enter into, amend or modify (including any amendment or modification that increases or accelerates payment or requires any funding), except as required by Law, any collective bargaining or other Contract with a labor union, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, change-in-control, severance or

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

other plan, program, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer, other employee or consultant;

            (i) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except as required by GAAP as advised by the Company's regular independent public accountants;

            (j) make any tax election or settle or compromise any material United States federal, state or local income tax liability;

            (k) enter into, amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder, other than in the ordinary course of business and consistent with past practice;

            (l) redeem the Rights or amend, modify or take any action under the Rights Plan (except as contemplated by Section 4.16);

            (m) settle, compromise or make any payment with respect to any material Action, other than in the ordinary course of business consistent with past practice;

            (n) enter into, amend or modify any contract with any officer or director of the Company or any stockholder of the Company holding five percent (5%) or more of the Company's outstanding Shares;

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

            (o) take any action that would reasonably be expected to cause any of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect to not be true and correct in any respect or any such representation or warranty that is not so qualified to not be true and correct in any material respect; or

            (p) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

      SECTION 7.01 Stockholders' Meeting.

            (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting") and (ii) (A) except as provided in Section 7.04(c), include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use all reasonable efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

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            (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least ninety percent (90%) of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

      SECTION 7.02 Proxy Statement. If approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

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      SECTION 7.03 Access to Information; Confidentiality.

            (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and shall provide access to the inventories of the Company and take all action to facilitate the physical inventory inspection contemplated by clause (l) of Annex A.

            (b) All information obtained by Parent or Purchaser pursuant to this
Section 7.03 shall be kept confidential in accordance with the confidentiality agreement, dated March 24, 2005, as subsequently amended (the "Confidentiality Agreement"), between Parent and the Company.

      SECTION 7.04 No Solicitation of Transactions.

            (a) The Company shall, and shall cause its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries) to immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. From the date of this Agreement through the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' directors, officers or employees or any investment banker, financial

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advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or provide any nonpublic information or data to any person relating to, any Acquisition Proposal or (iii) make or authorize any statement, recommendation or solicitation in support of, or execute or enter into, or propose to execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to, any Acquisition Proposal. Any violation of the foregoing restrictions by any representative of the Company or any of its Subsidiaries, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.

            (b) Notwithstanding the foregoing, until the consummation of the Offer the Board shall be permitted to engage in discussions and negotiations with, or provide nonpublic information or data to, any person in response to an unsolicited, bona fide written Acquisition Proposal by such person first made after the date of this Agreement that did not result from a breach of this
Section 7.04 which the Board concludes in good faith (after consultation with outside counsel and its financial advisor) constitutes or would reasonably be expected to lead to a Superior Proposal, only (1) if and only to the extent that the Board reasonably determines in good faith (after consultation with outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under applicable law, (2) if, prior to furnishing such information to or entering into negotiations or discussions with such person, the Company enters into a

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confidentiality agreement with such person having provisions that are no less restrictive to such person than those applicable to Parent and contained in the Confidentiality Agreement and (3) if the Company complies with all of the terms of this Section 7.04. The Company shall notify Parent as promptly as practicable (and in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any person or that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also notify Parent, in writing, as promptly as practicable (and in no event later than 24 hours prior to) any meeting of the Board called to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any person. The Company shall notify Parent, in writing, of any decision of the Board as to whether to consider such Acquisition Proposal or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any person, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any person). The Company agrees that it shall keep Parent informed of the status and terms of any such inquiries, proposals, offers, discussions or negotiations on a current basis, including by: delivering a copy of all documentation and

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

correspondence relating thereto promptly upon receipts thereof, delivering to Parent the information delivered to such person to the extent such information was not previously provided to Parent and providing Parent with 24 hours prior notice of each Board meeting called to discuss or consider any Acquisition Proposal.

            (c) The Board shall not (i) withdraw, modify or change, in a manner adverse to Parent or Purchaser, the Board's recommendation to accept the Offer or (ii) approve, enter into or recommend that stockholders approve or accept a Superior Proposal unless, prior to the consummation of the Offer, the Board determines in good faith after consultation with the Company's financial advisors and outside legal counsel, that an Acquisition Proposal constitutes a Superior Proposal and that failure to do so would result in a reasonable likelihood of a breach of the fiduciary duties of the Board under applicable law, in which case, the Board may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Parent or Purchaser, the Board's recommendation and take and disclose to the stockholders of the Company a position with respect to the Superior Proposal and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to such Superior Proposal by disclosing such withdrawn, modified or changed Board recommendation and any recommendation with respect to such Superior Proposal in connection with a tender or exchange offer for the Company's securities, provided that: (1) the Company shall have notified Parent, in writing no later than five (5) Business Days' prior to the Board's withdrawing or changing its recommendation, that the Board has determined (after consultation with its financial advisors and outside legal counsel) that the Acquisition Proposal constitutes a Superior Proposal and that Board intends to withdraw or change its recommendation with respect to the Offer or approve, recommend, or enter into an agreement with respect to, the Superior Proposal, which notice shall

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include the identity of the person making the Superior Proposal and a copy of the final terms of the Superior Proposal; (2) during such five (5) Business Day period, the Board shall have given due consideration to any proposals made by Parent to adjust the Offer and the Transactions; and (3) the Board shall have determined (A) after consultation with its financial advisor, that any such proposal made by or on behalf of Parent is less favorable to the stockholders of the Company than the Superior Proposal and (B) after consultation with outside legal counsel, it would result in a reasonable likelihood that the Board would breach its fiduciary duties to the stockholders of the Company under applicable law if it failed to withdraw or change its recommendation with respect to the Offer and the Transactions or failed to approve or enter into the Superior Proposal or recommend that the stockholders of the Company accept or approve the Superior Proposal. The Board shall not, in connection with any such withdrawal, modification or change of its recommendation, take any action to change the approval of the Board for purposes of causing any state takeover statute or other state law or the Rights Agreement to be applicable to the transactions contemplated hereby, including this Agreement, the Offer and the Merger, provided, however, that this sentence shall not prohibit the Company from withdrawing, modifying or changing its recommendation or approving or entering into or recommending any Superior Proposal under the circumstances and subject to the conditions set forth in this Section 7.04(c). Nothing contained in this
Section 7.04 shall prohibit the Company or its Subsidiaries from taking and disclosing to its stockholders a position as required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

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            (d) The Company agrees that (i) it will, and will cause its
Subsidiaries and their respective officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any its Subsidiaries is a party with respect to any Acquisition Proposal.

      SECTION 7.05 Employee Benefits Matters. Parent agrees that from and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms the employment contracts of the Company set forth in
Section 7.05 of the Disclosure Schedule. Employees of the Surviving Corporation and its subsidiaries will be provided with employee benefits that are in the aggregate no less favorable than those employee benefits that are provided to similarly situated employees of Parent and its subsidiaries. Employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals, determination of levels of benefits or any other purposes) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary to the same extent such service was taken into account for such purposes under comparable Plans prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Notwithstanding the foregoing, nothing in this Section 7.05 nor any other provision of this Agreement shall limit the ability or right of the Parent or the Surviving Corporation and their subsidiaries to terminate the employment of any of their respective employees after the Effective Time or to terminate or amend any Plan. Prior to the Effective

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Time, if requested by Parent, the Company shall terminate the Company's Code
Section 401(k) plan (the "Company 401(k) Plan") in accordance with all provisions of applicable law, and each participant in the Company 401(k) Plan shall have the right to receive a distribution of such participant's account balance in the Company 401(k) Plan (subject to, and in accordance with, the provisions of the plan and applicable law).

      SECTION 7.06 Directors' and Officers' Indemnification and Insurance.

            (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of its Subsidiaries or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including advances of reasonable attorney's fees and expenses prior to the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim,

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action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that:
(1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are (under applicable standards of professional conduct) issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties; (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm or counsel and any necessary local counsel for all Indemnified Parties except that if counsel for the Indemnified Parties reasonably advises that there are (under applicable standards of professional conduct) issues which raise conflicts of interest among one or more of the Indemnified Parties, Parent will be obligated to pay for separate counsel such Indemnified Parties as to which there are conflicts; (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. It is agreed and understood that Parent's agreement to provide the indemnification contemplated hereunder is no way intended to expand the scope of the

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indemnification obligations beyond that which a corporation would be permitted to provide to its own officers or directors under Delaware Law. Any Indemnified Party wishing to claim Indemnification under this Section 7.06, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify Parent shall not affect the obligations of Parent under this Section 7.06 except to the extent such failure to notify prejudices Parent. Parent's obligations under this Section
7.06 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

            (b) Parent shall cause the Surviving Corporation to maintain in effect for a period of six (6) years from the Effective Time the current directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such current policy) covering the persons serving as officers and directors of the Company on the date of this Agreement with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend on an annual basis more than three hundred percent (300%) of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage; and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 7.06(b) Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that notwithstanding the foregoing, the obligations under this Section 7.06(b) may be satisfied if the Surviving Corporation purchases a "tail" policy

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under the Company's existing directors' and officers' insurance policy that (i)
has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are officers and directors of the Company on the date of this Agreement, for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions (including without limitation coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of the Company's directors' and officers' insurance policy in effect on the date hereof.

            (c) Until six years from the Effective Time, unless otherwise required by applicable law, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to the elimination of liability of directors and the indemnification of directors and officers (including as to advancement of expenses) than are set forth in the Restated Certificate of Incorporation and Bylaws of the Company, as in effect on the date hereof.

            (d) In the event the Parent, Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.06.

            (e) The provisions of this Section 7.06 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and

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shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

      SECTION 7.07 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which reasonably would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement required to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 7.08 Further Action; Reasonable Efforts.

            (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly (and in any event within five (5) Business Days after execution of this Agreement) its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using all reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out

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the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such action. Parent or the Purchaser will pay all filing fees associated with the HSR submission.

            (b) Each of the parties hereto agrees to cooperate and use all reasonable efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

      SECTION 7.09 Public Announcements. Parent, Purchaser and the Company agree that no public release or announcement concerning the Transactions, the Offer or the Merger shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States securities exchange or Nasdaq, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party time to comment on such release or announcement in advance of such issuance.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

      SECTION 8.01 Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing, at or prior to the Effective Time, of the following conditions:

            (a) Stockholder Approval. If and to the extent required by Delaware Law, this Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company;

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            (b) HSR Act. Any waiting period (and any extension thereof)
applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

            (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

            (d) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

      SECTION 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

            (a) By mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

            (b) By Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before January 8, 2006, at any time thereafter; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and

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nonappealable and has the effect of making consummation of the Offer or the
Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

            (c) By Parent if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within ten (10) Business Days following the date of this Agreement, (B) terminated the Offer or the Offer shall have expired in accordance with its terms, in each case, without Purchaser having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within ninety (90) days following the commencement of the Offer (provided, however, that the applicable time period specified in clause (C) above shall be extended until the earlier to occur of
(x) the fifth Business Day following the expiration or termination of any applicable waiting period under the HSR Act and, if there is a Dispute pending and continuing, the expiration of the Dispute Resolution Period and (y) January 8, 2006), unless such action or inaction under clauses (A), (B) or (C) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in this Agreement; or

            (d) By Parent, if prior to the purchase of Shares pursuant to the Offer, (i) the Board shall have failed to include in the Schedule 14D-9 or the Proxy Statement, its approval or recommendation of this Agreement, the Offer, the Merger or any other Transaction, (ii) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of this Agreement, the Offer, the Merger or any other Transaction, (iii) the Company shall have exercised a right with respect to a Superior

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Proposal referenced in Section 7.04 and shall, directly or through its representatives, continue discussions with any third party concerning a Superior Proposal for more than ten (10) days after the date of receipt of such Superior Proposal, (iv) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company shall not have rejected such proposal within ten (10) Business Days of its receipt or, if sooner, the date its existence first becomes publicly disclosed, (v) any person other than Parent or Purchaser shall have become the beneficial owner of more than fifteen percent (15%) of the Shares (either on a primary or a fully-diluted basis) and shall have become "Acquiring Person" as defined in Rights Agreement,
(vi) the Board shall have recommended or approved any Acquisition Proposal,
(vii) the Company shall have breached any of its obligations under Section 7.04 of this Agreement that results in a person making an Acquisition Proposal,
(viii) the Company shall have materially breached its obligations under this Agreement by reason of a failure to file the Schedule 14D-9 in accordance with
Section 2.02, or (ix) the Board shall have resolved to do any of the foregoing;
or

            (e) By the Company, upon approval of the Board, if Purchaser shall have (A) failed to commence the Offer within ten (10) Business Days following the date of this Agreement, (B) terminated the Offer or the Offer shall have expired in accordance with its terms, in each case, without Purchaser having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within ninety (90) days following the commencement of the Offer (provided, however, that the applicable time period specified in Clause (C) above shall be extended until the earlier to occur of (x) the fifth Business Day following the expiration or termination of any applicable waiting period under the HSR Act and,

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if there is a Dispute pending and continuing, the expiration of the Dispute
Resolution Period and (y) January 8, 2006), unless such action or inaction under Clauses (A), (B) or (C) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by the Company of any of its material representations or warranties contained in this Agreement; or

            (f) By the Company, upon approval of the Board, if prior to the purchase of any Shares pursuant to the Offer, the Board determines in good faith that failure to do so would result in a reasonable likelihood of a breach of its fiduciary duties under applicable law (after consultation with outside legal counsel) in order to enter into a definitive written agreement with respect to a Superior Proposal, provided that: (i) the Company shall have complied in all respects with Section 7.04 (including, without limitation, Section 7.04(c) and (ii) the Company has made full payment of all amounts due to Parent and Purchaser under Section 9.03.

      SECTION 9.02 Effect of Termination.In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 9.03 and (b) nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

      SECTION 9.03 Fees and Expenses.

            (a) In the event that:

                  (i) any person shall have commenced, publicly proposed or
            communicated to the Company an Acquisition Proposal that is publicly disclosed or any person has publicly proposed or communicated to the

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            Company an intention (whether or not conditional) to make an
            Acquisition Proposal and (A) the Offer shall have remained open for at least 20 Business Days, (B) the Minimum Condition shall not have been satisfied, (C) this Agreement shall have been terminated pursuant to Section 9.01(b) or 9.01(c) and (D) the Company enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, in each case within twelve
            (12)-months after such termination of this Agreement;

                  (ii) this Agreement is terminated pursuant to clauses (i),
            (ii), (iii), (v), (vi) or (viii) of Section 9.01(d) or 9.01(f); or

                  (iii) this Agreement is terminated (A) pursuant to clauses
            (iv), (vii) or (ix) of Section 9.01(d) and (B) the Company enters into an agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, in each case within twelve (12) months after such termination of this Agreement.

then, in any such event, the Company shall pay Parent promptly (but in no event later than the day the first of such events shall have occurred) a fee of $10.21 million (the "Fee"), which amount shall be payable in immediately available funds.

            (b) Except as set forth in Section 7.08(a) and this Section 9.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

      SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to

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the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

      SECTION 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Failure to take any action to terminate this Agreement pursuant to Section 9.01, if such termination is permitted pursuant thereto, shall not give rise to an inference that a party entitled to so terminate this Agreement has waived its right to do so.

                                    ARTICLE X

                               GENERAL PROVISIONS

      SECTION 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, provided that this Section
10.01 shall not limit any covenant or agreement of the parties, which covenants and agreements shall survive in accordance with their terms.

      SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand or sent by telecopy or by registered or certified mail (postage prepaid, return receipt requested) or express mail or

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reputable overnight courier service to the respective parties and shall be deemed given when so delivered by hand or telecopied, or if mailed, three (3) days after mailing (one business day in the case of overnight mail or overnight courier service) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

                  If to Parent or Purchaser:
                  McKesson Corporation
                  One Post Street
                  San Francisco, California  94104
                  Attention: General Counsel
                  Telephone: (415) 983-8300
                  Facsimile: (415) 983-8826

                  with a copy to:
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  525 University Avenue, Suite 1100
                  Palo Alto, California  94301
                  Attention: Kenton J. King, Esq.
                  Telephone: (650) 470-4500
                  Facsimile: (650) 470-4570

                  If to the Company:
                  D&K Healthcare Resources, Inc.
                  8235 Forsyth Boulevard
                  St. Louis, Missouri  63105
                  Attention: J. Hord Armstrong, III
                  Telephone: (888) 727-3485
                  Facsimile: (314) 727-1943

                  with a copy to:
                  Armstrong Teasdale LLP
                  One Metropolitan Square, Suite 2600
                  211 North Broadway
                  St. Louis, Missouri  63102
                  Attention: John Gillis, Esq.
                  Telephone: (314) 342-8007
                  Facsimile: (314) 612-2248

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      SECTION 10.03 Severability. If any term or other provision of this
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

      SECTION 10.04 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

      SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the first sentence of Section 7.05 and Section
7.06 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons). Without limiting the foregoing, it is expressly

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understood and agreed that the provisions of Section 7.05 (other than the first sentence of Section 7.05) are statements of intent and, except as provided above, no employee of the Company or the Surviving Corporation or any other person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no such employee of the Company or the Surviving Corporation or other person is or is intended to be a third-party beneficiary thereof.

      SECTION 10.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      SECTION 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court thereof, for any litigation arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby, to the extent the Court of Chancery has jurisdiction over the claims alleged in such litigation, or, if the Court of Chancery does not have jurisdiction over the claims alleged in such litigation, the courts of the State of Delaware and of the United States of America located in the State of Delaware, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such litigation except in such courts, (ii) waives any objection to the laying of venue of any such litigation in such Delaware courts and (iii) agrees not to plead or claim in any Delaware court that such litigation brought therein has been brought in an inconvenient

                                       99

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forum. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

      SECTION 10.08 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.

      SECTION 10.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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      IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this
Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    MCKESSON CORPORATION

                                    By: /s/ Marc. E. Owen
                                        -------------------------------------
                                    Name: Marc E. Owen
                                    Title: Executive Vice President Corporate
                                           Strategy and Business Development

                                    SPIRIT ACQUISITION CORPORATION

                                    By: /s/ Kristina Veaco
                                        -------------------------------------
                                    Name: Kristina Veaco
                                    Title: Vice President and Secretary

                                    D&K HEALTHCARE RESOURCES, INC.

                                    By: /s/ J. Hord Armstrong, III
                                        -------------------------------------
                                    Name: J. Hord Armstrong, III
                                    Title: Chairman and Chief Executive Officer

                                     ANNEX A

                             CONDITIONS TO THE OFFER

      Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied,
(ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

            (a) there shall have been instituted any Action by any Governmental Entity (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the purchase of Shares, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction;
      (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in either case, taken as a whole, or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in each case, taken as a whole; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which, individually or in the aggregate, otherwise would reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise would reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement or would reasonably be expected to have a Material Adverse Effect;

            (b) any Governmental Authority shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

            (c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended or issued applicable to
      (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
      (v) of paragraph (a) above;

            (d) since the date of the Merger Agreement, any Material Adverse Effect, or any occurrence, circumstance or event that is reasonably likely to result in a Material Adverse Effect, shall have occurred;

            (e) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) any limitation (whether or not mandatory) by any United States Governmental Entity on the extension of credit generally by banks or other financial institutions, or (iii) in the case of either of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

            (f) any representation or warranty of the Company in the Agreement that is qualified as to materiality or Material Adverse Effect shall not be true and correct in any respect or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement;

            (g) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Agreement; provided Parent shall have given notice to the Company in reasonable detail of such failure to perform or comply and, if such failure is capable of cure within thirty (30) days, the Company shall not have cured any such failure capable of cure within thirty (30) days after receipt of such notice;

            (h) the Board of Directors or any committee thereof shall have (i) withdrawn, or modified or changed in a manner adverse to the Transactions, to Parent or to Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, this

      Agreement, or the Merger, (ii) recommended any Acquisition Proposal, (iii) taken a neutral position or made no recommendation with respect to another proposal or offer (other than by Parent or Purchaser) after a reasonable amount of time (and in no event more than ten (10) Business Days following receipt thereof) has elapsed for the Board or any committee thereof to review and make a recommendation with respect thereto or (iv) resolved to do any of the foregoing;

            (i) the Purchaser shall have failed to receive a certificate executed by the Company's President or a Vice President of the Company on behalf of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (f), (g), (i), and (l) of this Annex A have not occurred;

            (j) the Agreement shall have been terminated in accordance with its terms;

            (k) Purchaser and the Company shall have agreed in writing that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder; or

            (l) the useable and saleable (and not expired or short-dated) inventories of the eighty percent (80%) Items of the Company and the Subsidiaries, taken as a whole, as determined by Parent after physical inspection thereof and valued in accordance with GAAP consistently applied with the past practices of the Company, have a realizable value (net of reserves) more than five percent (5%) less than the carrying value of the inventories of the eighty percent (80%) Items of the Company and its Subsidiaries, taken as whole, reflected on the consolidated balance sheet of the Company and its Subsidiaries dated as of the date of such physical inspection of the inventory; provided, however, that (A) Parent shall have conducted its physical inspection as promptly as practicable and in any event within five (5) Business Days after the later of (x) the date of this Agreement and (y) the date Parent shall have been given full access to the facilities of the Company and the Subsidiaries required by Parent to conduct the physical inspection of the inventories contemplated by this clause (the "Completion Date"), (B) if Parent shall have determined that this condition has not been satisfied, Parent shall have notified the Company of such determination within five
      (5) Business Days after the Completion Date, which notice shall include Parent's calculations and a detailed explanation of the basis upon which Parent contends the condition has not been satisfied and (C) if the Company shall have notified Parent within two (2) Business Days after Parent's notice that the Company disputes (a "Dispute") Parent's calculations, the Firm shall not have determined (which determination shall be final and binding upon the parties), after review the positions of Parent and the Company with respect to the Dispute and the performance of appropriate testing procedures (as reasonably determined by the Firm) and in any event within thirty (30) calendar days (the "Dispute Resolution Period") after its acceptance of its selection, that this condition has been satisfied, (it being understood that Parent and the Company will promptly provide to the Firm all information it reasonably requests to assist it to reach its determination and will instruct the Firm to endeavor to make its determination as promptly as practicable), which, in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including action or inaction by Parent or Purchaser) giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of the Shares; provided, however, that Purchaser may not terminate the Offer on the basis of a condition that exists as a result of a breach by Parent or Purchaser of their respective obligations under this Agreement.

      The foregoing conditions are for the sole benefit of Parent and Purchaser, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time-to-time.